Contacts:   Mid Am, Inc.
            Dennis L. Nemec
            Executive Vice President & CFO
            (419) 373-6467

            Citizens Bancshares, Inc.
            William L. White III
            Senior Vice President & CFO
            (330) 679-2328 x 2805

            Abernathy MacGregor Frank
            Steven Bruce
            (419) 327-6307

                   MID AM, INC. AND CITIZENS BANCSHARES, INC.
                            ANNOUNCE MERGER OF EQUALS

           Combination Creates a Leading Financial Institution in Ohio
                         With Over $4 Billion in Assets

         Company Will Rank as 75th Largest Financial Institution Holding
           Company in United States In Terms of Market Capitalization

         Citizens Bancshares, Inc., Salineville, Ohio (Nasdaq: CICS), and Mid Am, Inc., Bowling Green, Ohio (Nasdaq: MIAM). May 21, 1998 - Citizens Bancshares, Inc., and Mid Am, Inc., today announced that their Boards of Directors have unanimously approved a definitive agreement for a merger of equals.

         The transaction will create one of the leading retail banks in Ohio, with a market capitalization of $1.3 billion, over $4 billion in assets, 144 branches and over 2,300 employees. The combined company will be the 96th largest in the United States in terms of total assets, and the 98th largest in terms of deposits.

         The merger will be accomplished through a tax-free exchange of shares and will be accounted for as a "pooling-of-interests." Mid Am, Inc. shareholders will receive 0.385 of a share of Citizens Bancshares, Inc. common stock for each Mid Am, Inc. share owned. The exchange ratio will adjust to 0.770 on June 1, 1998, the effective date of a previously announced 2-for-1 split of Citizens Bancshares, Inc. shares. Based on the closing price of Citizens Bancshares, Inc. shares of $72.75 on May 20, 1998 on the Nasdaq National Market System, the combined company would have an aggregate market capitalization of $1.3 billion.


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         "We are both high-performance 'super-community banks,' with very similar business and operating philosophies," said Marty E. Adams, President and CEO of Citizens Bancshares, Inc. and David R. Francisco, President and COO of Mid Am, Inc., in a joint statement. "We know each other well, and our companies are a strategic fit. By joining forces, we can both further our business strategies through expanding the products we offer our customer base, reducing our cost of doing business, and competing more effectively against the mega-banks that operate in our region. We are absolutely complementary organizations, and this is a merger of equals in every sense of the word. We believe this transaction significantly enhances the interests of both sets of shareholders and will benefit our respective customers, employees and the communities we serve.

         "We will take the best practices and products from both institutions so that we can expand very quickly what we offer our customers in Ohio, Michigan, Western Pennsylvania and West Virginia. We believe this merger will lead to further growth and thus to expanded career opportunities for our employees and an enhanced role in the communities we serve."

         The new company will assume a new name at closing, not related to the current name of either institution. Corporate headquarters will be located in Bowling Green, Ohio, and the new company will maintain its operating presence in Salineville, Ohio.

         The new company's board of directors will include eleven representatives of each institution. A newly-formed executive committee will also have equal representation from each company.

         David R. Francisco will become Chairman and Chief Executive Officer of the combined company. Marty E. Adams will become President and Chief Operating Officer. Under the terms of the transaction, Mr. Adams will succeed Mr. Francisco as Chief Executive Officer on the fifth anniversary of the closing. In the interim, Mr. Adams will be primarily responsible for the company's commercial banking operations and related acquisitions. Edward J. Reiter of Mid Am, Inc. will become Senior Chairman and Chairman of the Executive Committee. James C. McBane of Citizens Bancshares, Inc. will become Vice Chairman.

         Mr. Reiter said, "The transaction not only has great strategic opportunities for our combined companies, it also allows a new generation of leadership to take charge of the organization and me to enjoy a supporting role working for the success of this merger."

         Mr. McBane added that "This merger of equals transaction is a win-win situation for both institutions and their shareholders, employees and communities they serve."


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         The combined company expects the merger to create cost reductions and revenue enhancements sufficient to achieve significant earnings per share accretion of 1999, the first full year of post-merger operations.

         Cost reductions of approximately 8% to 10% of the combined company's non-interest expense will be achieved primarily through consolidation of back office operations. Because there is no geographic overlap between the companies, there will be no merger-related branch closings. It is anticipated that any reductions in the combined company's workforce will be achieved through normal attrition. Revenue enhancements will result primarily from cross-selling each company's products and services to the other's customer base. The combined company intends to take a one-time pre-tax restructuring charge to cover the expenses of the transaction between $20 million and $30 million prior to closing.

         The combined company expects to pay dividends at an annual rate of $1.66 per share. This is the equivalent to Mid Am, Inc.'s current indicated dividend rate of $0.64 per share, and represents an increase of 34% in Citizens Bancshares, Inc.'s current dividend of $1.24 per share. Each of Citizens Bancshares, Inc. and Mid Am, Inc. has granted to the other an option on 19.9% of its outstanding common stock. The definitive agreement contains no collars or walk-aways.

         The merger is subject to normal regulatory approvals and to the approval of the shareholders of both companies. Closing is expected in the fourth quarter of 1998.

         Citizens Bancshares, Inc. was advised by the investment banking firm of Sandler O'Neill & Partners, L.P., and the law firms of Skadden, Arps, Slate, Meagher & Flom and Squire, Sanders & Dempsey. Mid Am, Inc. was advised in the transaction by the investment banking firm of McDonald & Company Securities, Inc., and the law firm of Sullivan & Cromwell.

         Citizens Bancshares, Inc., headquarter in Salineville, Ohio, is a $1.8 billion bank holding company and the parent of Freedom Financial Life Insurance Company, Freedom Express, Inc., The Citizens Banking Company, which has 48 banking locations in six Ohio counties, Century National Bank, which has 13 banking locations in two Pennsylvania counties, and First National Bank of Chester located in northern West Virginia.

         Mid Am, Inc. is a $2.2 billion diversified financial services holding company headquartered in Bowling Green, Ohio. The Company's banking affiliates include Mid American National Bank and Trust Company, Toledo, Ohio; First National Bank Northwest Ohio, Bryan, Ohio; American Community Bank, N.A., Lima, Ohio; AmeriFirst Bank, N.A., Xenia, Ohio; and Adrian State Bank, Adrian, Michigan. The Company's financial service affiliates include Mid Am Recovery Services, Inc.,

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Clearwater, Florida; MFI Investments Corp., Bryan, Ohio; Mid Am Credit Corp.,
Columbus, Ohio; Mid Am Private Trust, N.A., Cincinnati, Ohio; Mid Am Financial Services, Inc., Carmel, Indiana; Simplicity Mortgage Consultants, Marion, Indiana; Mid Am Title Insurance Agency, Inc., Adrian, Michigan; and Mid Am Information Services, Inc., Bowling Green, Ohio.

************
         The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.


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